Exhibit 99.1


                                  PRESS RELEASE


12900 Hall Road, Suite 200                       Telephone: (586) 997-2900

Sterling Heights, MI 48313                       Fax: (586) 997 -6868


For Immediate Release                            Contact: Barry Steele
February 4, 2004


            ADVANCED ACCESSORY HOLDINGS CORPORATION ANNOUNCES SALE OF
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                             SENIOR DISCOUNT NOTES
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     STERLING HEIGHTS, MI, February 4, 2004 - Advanced Accessory Holdings
Corporation (the "Company"), the immediate parent company of CHAAS Acquisitions, LLC, announced today that it had sold $88 million aggregate principal amount at maturity of 13 1/4% senior discount notes due 2011 (the "Notes") in an offering exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The net proceeds from the issuance were approximately $47.8 million. The Company intends to use the net proceeds from the Notes to make a distribution to its parent's equity holders and/or to redeem or otherwise purchase a portion of the equity interests of its parent. In addition, the net proceeds from the Notes will be used to purchase, repay or prepay, on such terms as may be negotiated, not less than $5.0 million in aggregate principal amount of subsidiary indebtedness.

     The Notes were offered to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S. The Notes offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

     This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.